                                                            Exhibit 11
                                TYCO TOYS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                    (in thousands except per share amounts)

                                                                     1995           1994           1993
                                                                     ----           ----           ----
Primary loss Per Share:
  1.  Net loss                                                    $(27,229)       $(32,973)      $(69,940)
  2.  Less preferred dividends                                       3,200           2,157              -
                                                                  --------        --------       --------
  3.  Net loss applicable to common
      shareholders                                                $(30,429)       $(35,130)      $(69,940)
                                                                  ========        ========       ========

  4.  Weighted average shares outstanding                           34,788          34,687         33,595
  5.  Add additional shares issuable upon the
      assumed exercise of outstanding stock
      options  *                                                         -               -              -
                                                                  --------        --------       --------
  6.  Adjusted weighted average shares outstanding                  34,788          34,687         33,595
                                                                  ========        ========       ========

  7.  Net loss per share (3/6)                                    $  (0.87)       $  (1.01)      $  (2.08)
                                                                  ========        ========       ========

Fully Diluted Loss Per Share:

  8.  Line 3 above                                                $(30,429)       $(35,130)      $(69,940)


  9.  Add back preferred dividends (line 2 above)                    3,200           2,157              -
 10.  Add back interest, net of tax, on assumed
      conversion of the Company's 7% Convertible
      Subordinated Notes                                             1,066             995            567
                                                                  --------        --------       --------
 11.   Adjusted net loss                                          $(26,163)       $(31,978)      $(69,373)
                                                                  ========        ========       ========

 12.   Line 4 above                                                 34,788          34,687         33,595
 13.   Add additional shares issuable upon assumed
       conversion of preferred shares from dates of
       issuance                                                      5,326           3,749              -
 14.   Add additional shares issuable upon assumed
       conversion of the Company's 7% Convertible
       Subordinated Notes from dates of issuance                     1,523           1,430          1,350
15.    Add additional shares issuable upon the assumed
       conversion of outstanding stock options  *                        -               -              -
                                                                  --------        --------       --------
16.    Adjusted weighted average shares outstanding                 41,637          39,866         34,945
                                                                  ========        ========       ========

17.    Net loss per share (11/16)  *                              $  (0.63)       $  (0.80)      $  (1.99)
                                                                  ========        ========       ========

* For the calculation of loss per share, the inclusion of the assumed exercise of options for the three years ended 1995, 1994 and 1993 did not result in a dilutive effect and were therefore excluded from the per share calculations.

** Fully diluted loss per share is not presented in the Consolidated Statements of Operations as the assumed conversion of the Company's Convertible Preferred Stock and Convertible Subordinated Notes is anti-dilutive.